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M U L T I C U R R E N C Y R E V O L V I N G

C R E D I T F A C I L I T Y A G R E E M E N T

between

A L P H A R M A A p S

as Borrower

T H E B A N K S N A M E D H E R E I N

and

D n B N O R B A N K A S A

as Agent

DATED 7 DECEMBER 2005

C O N T E N T S
Page
1.	DEFINITIONS	3

2.	THE LOAN FACILITY	10

3.	PURPOSE	10

4.	CONDITIONS PRECEDENT	10

5.	CURRENCY	12

6.	UNAVAILABILITY	14

7.	INTEREST	15

8.	REPAYMENT	16

9.	PREPAYMENT	17

10.	REPRESENTATIONS, UNDERTAKINGS AND SECURITY	17

11.	CHANGES IN CIRCUMSTANCES	21

12.	FEES AND EXPENSES	22

13.	PAYMENTS	23

14.	EVENTS OF DEFAULT	25

15.	TRANSFER	27

16.	AGENCY	27

17.	NOTICES AND TIME	29

18.	GOVERNING LAW AND JURISDICTION	30

EXHIBIT 1

BANK COMMITMENTS

EXHIBIT 2

FORM OF DRAWDOWN NOTICE

EXHIBIT 3

FORM OF RENEWAL NOTICE

EXHIBIT 4

FORM OF COMPLIANCE CERTIFICATE

This Multicurrency Revolving Credit Facility Agreement (the "Agreement") is made on 7 December 2005 between:

(1) ALPHARMA ApS of Dalslandsgade 11, P.O. Box 1736, 2300 Copenhagen S, Denmark

(the "Borrower"); and

(2) THE BANKS listed in Exhibit 1 hereto

(the "Banks"); and

(3) DnB NOR BANK ASA of Stranden 21, 0021 Oslo, Norway

(the "Agent").

1. DEFINITIONS
1.1	As used in this Agreement and in any documents delivered pursuant hereto, the following expressions shall have the following meanings respectively:
"Alternate Currency"	means NOK, EUR and DKK and any currency agreed between the Borrower and the Agent on behalf of the Banks;

"Banking Day"

means a day (i) upon which banks are open for transactions contemplated by this Agreement in (a) Oslo and London, and (b) additionally in relation to payments hereunder the place for provision of funds or due payment and (ii) upon which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) or any successor thereto is operating credit or transfer instructions in respect of payments in EUR;

"CIBOR"

(Copenhagen Interbank Offered Rate) means in relation to a Drawing and in respect of any Interest Period (a) the rate per annum equal to the offered quotation for deposits in amounts equal to that Drawing or the Loan (and for periods equal to the Interest Period of that Drawing or the Loan) ascertained by the Agent to be the rate appearing on Reuters' page DKNA 13, published by Reuters through its monitor service or any equivalent successor to such service at or about 11. 00 a.m. (Copenhagen time) on the applicable Quotation Date, or (b) if no such rate is available, the arithmetic mean (rounded upwards if necessary to the nearest 1/16 of one per cent) of the offered rates per annum (as supplied to the Agent at its request) quoted by the Reference Banks to leading banks in the Copenhagen interbank market at or about 11:00 a.m. (Copenhagen time) on the Quotation Date for the offering of DKK deposits for a period comparable to the interest period of the relevant drawing or renewal;

"Commitment"	means USD 95,000,000 or the equivalent thereof (as the same may be reduced from time to time in compliance with Clause 2.5 or Clause 8.2);

"DKK"	means the lawful currency of Denmark;

"Drawdown Date"	means a date upon which a Drawing is advanced to the Borrower;

"Drawing"	means an advance to the Borrower in an amount of not less than USD 5,000,000 and in integral multiples of USD 1,000,000 or the equivalent thereof in Alternate Currency;

"EBITDA"

means the consolidated operating income of the two Business Divisions Active Pharmaceutical Ingredients and International Generics before taxation and net finance charges adjusted for depreciation, amortisation of goodwill and non-cash write offs as reported by the Guarantor in its consolidated financial report for the Business Divisions Active Pharmaceutical Ingredients and International Generics;

"EMU"	means the Economic and Monetary Union as contemplated in the Treaty on European Union;

"EMU Legislation"

means legislative measures of the European Council for the introduction of change over to or operation of a single or unified European currency (whether known as EUR or otherwise), being in part the implementation of the third stage of EMU;

"EUR"	means the single currency unit of the participating member states as described in any EMU Legislation;

"EURIBOR"

means the rate of interest for the relevant Drawing in EUR or renewal expressed as a rate per annum as calculated and published on Reuters page EURIBOR 01 which displays the European Interbank Offered Rate for deposits in EUR for the relevant Interest Period or the nearest equivalent thereto as at or about 11:00 a.m. (Brussels time) on the Quotation Date for such period or if such period or such service is not or shall cease to be available or relevant, such other page or such other service for the purpose of displaying the average European Interbank Offered Rate for EUR as the Agent after consultation with the Banks and the Borrower shall select.

If on any Quotation Date no such quotation for EUR for the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, Euribor will be the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to the nearest 1/16 of one per cent) of the rates of which deposits in EUR are offered by the Reference Banks at or about 11:00 a.m. (Brussels time) on the Quotation Date to prime banks in the European interbank market for such amount and for such period;

"Event of Default"	means any of the events specified in Clause 14;

"Facility"	means the loan facility, the terms and conditions of which are set out in this Agreement;

"Generic Drug Unit Transaction"

means the sale and purchase contract entered into on 17th October 2005 between Alpharma Inc. as seller and Actavis Group HS as purchaser in respect of the sale and transfer by Alpharma Inc. of all its generic drug business and assets to Actavis Group HF;

"Group"	the Borrower and its subsidiaries;

"Guarantee"	means the guarantee by the Guarantor of all the Borrower's obligations under the Agreement;

"Guarantor"	means Alpharma Inc., a US Delaware company;

"Guarantor Group"	the Guarantor and its subsidiaries;

"Interest Payment Date"	means the last day of each Interest Period;

"Interest Period"	means a period calculated in accordance with the provisions of Clause 7.1 or Clause 13.2;

"Intra-Group Debt"	means any debt incurred by any Group company to another Group company or by any Group company to any company within the Guarantor Group;

"LIBOR"

(London Interbank Offered Rate) means in relation to a Drawing and in respect of any Interest Period (a) the rate per annum equal to the offered quotation for deposits in amounts equal to that Drawing or the Loan (and for periods equal to the Interest Period of that Drawing or the Loan) ascertained by the Agent to be the rate established by the British Bankers' Association and appearing on Reuters page LIBOR 01, published by Reuters through its monitor service or any equivalent successor to such service at or about 11.00 a.m. (London time) on the applicable Quotation Date; or (b) if no such rate is available, the arithmetic mean of the rate per annum at which the Banks are able to acquire USD in the amount and for the Interest Period equal to such Drawing in the London interbank market at or about 11.00 a.m. (London time) on the applicable Quotation Date, as (in the absence of manifest error) conclusively certified by the Agent to the Borrower;

"Loan"	means the aggregate principal amount of the Commitment for the time being advanced and outstanding hereunder;

"Majority Banks"

means Banks representing more than 66.67 % of the Loan from time to time, or, if no principal amount is outstanding hereunder at that time, Banks representing more than 66.67 % of the Commitment from time to time;

"Margin"	means 2.0 % p.a.;

"Maturity Date"	means the date occurring 36 months after the date of this Agreement;

"month(s)"

means a period calculated from any specified day to and including the day numerically corresponding to such specified day (or, if such specified day is the last day or if there shall be no day numerically corresponding to such specified day, the last day) in the relevant subsequent calendar month;

"Net Interest Bearing Debt"

means at any time the aggregate obligations of the Group (other than any Intra-Group Debt) including the capitalised value of any financial lease, less the aggregate freely available cash (and cash-equivalents) held by any member of the Group at such time;

"NIBOR"

(Norwegian Interbank Offered Rate) means in relation to a Drawing and in respect of any Interest Period (a) the rate per annum equal to the offered quotation for deposits in amounts equal to that Drawing or the Loan (and for periods equal to the Interest Period of that Drawing or the Loan) ascertained by the Agent to be the rate appearing on Reuters page NIBO/NIBR, published by Reuters through its monitor service or any equivalent successor to such service at or about 12.00 noon (Norwegian time) on the applicable Quotation Date; or (b) if no such rate is available, the arithmetic mean of the rate per annum at which the Banks are able to acquire NOK in the amount and for the Interest Period equal to such Drawing in the Norwegian interbank market at or about 12.00 noon (Norwegian time) on the applicable Quotation Date, as (in the absence of manifest error) conclusively certified by the Agent to the Borrower;

"NOK"	means the lawful currency of Norway;

"Quotation Date"

means in relation to any Interest Period for which an interest rate is to be determined hereunder (a) the day on which quotations would ordinarily be given in the London interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period, or (b) if such earlier day is not a Banking Day the preceding Banking Day;

"Reduction Dates"	means the dates occurring 12 months after the date of this Agreement and with six-monthly intervals thereafter up to and including the Maturity Date;

"Reference Banks"	means DnB NOR Bank ASA, Nordea Bank Norge ASA and Danske Bank A/S;

"Security Documents"	means the documents listed in Clause 10.3;

"Taxes"	means any taxes, levies, duties, charges, fees, deductions and withholdings levied or imposed by any governmental or other taxing authority whatsoever;

"Term Date"	means the date occurring one month prior to the Maturity Date;

"Tranche"	means a part of the Commitment or the Loan (as the case may be) drawn and outstanding under the Agreement;

"Treaty on European Union"

means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 1 February 1992 and came into force on 1 November 1993), as amended from time to time;

"USD"	means the lawful currency of the United States of America.

2. THE LOAN FACILITY
2.1	The Banks shall participate in the Facility on a several basis with the respective percentages of the Commitment as listed in Exhibit 1 hereto.

2.2	No Bank shall have the amount of its participation increased or reduced as a result of the failure of any other Bank to provide the amount of its participation.

2.3	Upon satisfaction of the conditions set out in Clause 4, the Banks shall make the Commitment available to the Borrower during the period from the date hereof up to and including the Term Date.

2.4

Up to the Term Date the Borrower may utilise the Facility on a revolving credit basis, such that any amount repaid prior to the Term Date may be redrawn by the Borrower, subject to the terms and conditions of this Agreement. Not more than six Tranches may be outstanding at any time.

2.5

The Borrower may cancel any undrawn amount of the Commitment in whole or in part by giving not less than 5 Banking Days irrevocable prior written notice of such amount to the Agent. Any amounts cancelled may not be subsequently drawn.

3. PURPOSE
3.1	The Borrower shall apply the Commitment for general corporate purposes including, without limitation, working capital and capital expenditures.

4. CONDITIONS PRECEDENT

4.1 A Drawing may be made on any Banking Day during the period from the date hereof up to and including the Term Date, provided:

(a) the Agent shall have received not less than 5 Banking Days prior to the first proposed Drawdown Date the following in form and content satisfactory to it:

(i) a counterpart of this Agreement duly signed on behalf of the Borrower;

(ii) a company certificate evidencing that the Borrower is duly registered as a private limited company and a copy of its company certificate and articles of association;

(iii) a copy of the resolution of the meeting of the board of directors of the Borrower approving the execution and performance by the Borrower of this Agreement and specifying the persons authorised to sign this Agreement on its behalf;

(iv) the Guarantee;

(v) legal opinion(s) from Danish and US counsels;

(vi) a copy of any consent necessary from governmental or other authorities for the execution of and performance under this Agreement by the Borrower and for the execution of and performance under the Guarantee by the Guarantor;

(vii) subordination statements from any Group company acting as creditor under any Intra-Group Debt;

(viii) a copy of all relevant corporate documents including the resolution of the board of directors of the Guarantor approving the execution and performance by the Guarantor of the Guarantee.

(b) the Agent shall have received not later than 12:00 noon Oslo time on the third Banking Day prior to each proposed Drawdown Date an irrevocable written Drawdown notice substantially in the form of Exhibit 2 attached hereto;

(c) the Agent shall not have received notice from any Bank on the Quotation Date prior to the Drawdown Date that it is unable to obtain deposits in the requested currency(ies) in the relevant interbank market in a sum necessary to fund its participation in the Loan;

(d) to the extent that security shall be provided in accordance with Clause 10.3 below, the Agent shall receive as soon as reasonably possible the following in form and content satisfactory to it:

(i) the Security Documents;

(ii) a copy of the resolution of Alpharma AS approving its execution of the Security Documents to which it is a party;

(iii) copies of the company certificate and by-laws of Alpharma AS;

(iv) all such corporate and/or other documents of any grantor of security as required by the Agent;

(v) legal opinions from such counsels in such jurisdictions as the Agent may reasonably have requested addressing questions or circumstances of relevance to this Facility.

4.2 The Agent may, in its discretion, (i) extend the period for delivery of any of the documents referred to above on such conditions as it thinks fit, and (ii) require any copy document to be certified as a true copy.

4.3 The Agent shall promptly notify each Bank of any notice received pursuant to Clause 4.1 (b) or (c) and of compliance with Clause 4.1 (a), and shall promptly notify the Borrower of any notice received pursuant to Clause 4.1 (c).

5. CURRENCY

5.1 (a) Alternate Currency Request. The Borrower may request by giving to the Agent not less than 5 Banking Days' notice prior to the first day of any Interest Period that all or part of the Loan be outstanding during such Interest Period in an Alternate Currency or Currencies or (if then outstanding in an Alternate Currency) in USD, provided that (i) the total amount to be outstanding in any Alternate Currency shall not be less than the equivalent of USD 5,000,000 or in integral multiples of USD 1,000,000 and (ii) the total amount to be outstanding in all Alternate Currencies shall not be more than the equivalent of USD 60,000,000 and (iii) a maximum of 3 Alternate Currencies may be outstanding at any one time.

(b) Absence of Request. In the absence of any request under this Clause from the Borrower, the Borrower shall be deemed to have requested that any amount to be advanced on a Drawdown Date shall be advanced in USD and that any amount which is to remain outstanding shall remain outstanding in the currency in which it is denominated during the then current Interest Period.

5.2 Notification by Agent. Promptly upon receipt of such request as described in Clause 5.1 (a) above, and in any event not later than 3:00 p.m. Oslo time on the third Banking Day prior to the first day of the relevant Interest Period, the Agent shall notify each Bank of the details thereof.

5.3 Availability of Alternate Currency. In relation to any request by the Borrower relating to an Alternate Currency, the Agent shall at or about 11:00 a.m. London time on the Quotation Date in respect of the relevant Interest Period determine whether or not such Alternate Currency is available to the Banks, and:

(i) if such Alternate Currency is available, the provisions of Clause 5.4 shall apply and the Agent shall determine the amount of such Alternate Currency, which would be required by the Borrower to purchase the amount of USD which would otherwise have been outstanding during the relevant Interest Period. Such determination shall be conclusive and shall be made by using the spot exchange rate of the Agent for the sale by it of USD on such Banking Day; or

(ii) if such Alternate Currency is not available, the provisions of Clause 6.3 shall apply.

5.4 (a) Advance of Alternate Currency. In the event that the Borrower's request relates to an amount to be advanced on any/the Drawdown Date in an Alternate Currency then the Agent shall notify the Borrower as soon as practicable after 11:00 a.m. London time on the Quotation Date in respect of such Drawdown Date of the amount of the relevant currency to be advanced by it on such Drawdown Date and shall advance such amount in accordance with this Agreement;

(b) Redenomination. In the event that the Borrower's request requires an amount then outstanding in USD to be redenominated in an Alternate Currency or an amount then outstanding in an Alternate Currency to be redenominated in another Alternate Currency then the Agent shall notify the Borrower as soon as practicable after 11:00 a.m. London time on the Quotation Date in respect of the relevant Interest Period of the amount of the Loan to be maintained in the selected Alternate Currency on the basis of the Agent's spot rate of exchange, and on the first day of such Interest Period the Borrower shall repay to the Agent for the account of the Banks the amount to be redenominated and the Agent on behalf of the Banks shall advance the amount to be maintained in such selected Alternate Currency to the Borrower against receipt of the amount to be redenominated; and

(c) Adjustment of Alternate Currency Amount. In the event that the Borrower's request requires an amount which is then outstanding in an Alternate Currency to continue to be denominated in such Alternate Currency then the Agent shall notify the Borrower as soon as practicable after 11:00 a.m. London time on the Quotation Date in respect of the relevant Interest Period of the amount of the Loan to be continued in such Currency during such Interest Period on the basis of the Agent's spot rate of exchange. If such Alternate Currency equivalent is smaller than the amount which is then outstanding in such Alternate Currency, the Borrower shall pay to the Agent for the account of the Banks on the first day of the succeeding Interest Period the amount of such Alternate Currency equal to the difference between such amounts.

5.5 European Monetary Union. In the event of an occurrence of an event associated with economic and monetary union in the European Community will have the effect that an Alternate Currency (the "Affected Currency") is substituted with EUR then the Borrower may relating to the Affected Currency request drawings in the Affected Currency or EUR and if the Affected Currency is not available, in EUR. If a Drawing is outstanding in an Affected Currency and such currency is no longer available then any payments relating to the Alternate Currency shall be made in EUR.

6. UNAVAILABILITY

6.1 USD Unavailability. Subject to sub-Clauses 5.1 through 5.4, in the event that on any Quotation Date any of the Banks are unable to obtain deposits in USD in the London interbank market to fund a Drawing or the Loan, the Agent shall forthwith notify the Borrower and until such notice is withdrawn the obligations of the Banks to advance any Drawing shall be suspended. The Banks shall endeavour to fund the Drawing or the Loan with USD from such other sources as may be available to them and in such event the rate of interest payable on such amount shall be the aggregate of the Margin and such rate as the Banks may from time to time certify as being the cost to them of funds in USD.

6.2 In the event that the Banks are unable to fund such amount from alternative sources, the Agent shall forthwith notify the Borrower and the Borrower shall repay such amount on the next following Interest Payment Date. In the event that the Banks are able to fund such amount from alternative sources but the Borrower considers the interest rate so determined to be too high, it may prepay such amount on giving the Agent not less than 7 Banking Days' irrevocable written notice.

If at any time when the Banks are funding the Drawing or the Loan from alternative sources the Agent determines that USD deposits are available to them in the London interbank market the Agent shall forthwith notify the Borrower and the rate of interest payable on such amount for the period from the expiry of the then current period for funding from alternative sources to the expiry of the then current Interest Period determined under Clause 7.1 shall be the aggregate of the Margin and such rate as the Agent may certify as the rate at which the Banks are able to obtain deposits for such period as aforesaid.

6.3 Alternate Currency Unavailability. In the event that any amount is outstanding or would otherwise be advanced in an Alternate Currency and (i) any Bank determines such Alternate Currency is not available to it or (ii) the Borrower has requested that such amount be redenominated in USD, then the Agent shall notify the Borrower as soon as practicable after 11:00 a.m. London time on the Quotation Date in respect of the relevant Interest Period of the amount of the Loan to be redenominated or, as the case may be, advanced in USD. On the first day of such Interest Period the Agent on behalf of the Banks shall advance such amount to the Borrower, provided that in the event of a redenomination such advance shall be made against receipt of the amount to be redenominated.

7. INTEREST

7.1 Each Interest Period shall begin on the Drawdown Date or, as the case may be, on the Interest Payment Date in respect of the preceding Interest Period and shall end on such date 1, 2, 3 or 6 months thereafter as the Borrower may elect, subject to availability, by not less than 3 Banking Days' prior written notice to the Agent, provided that:

(a) if any Interest Period would otherwise end on a day which is not a Banking Day it shall be extended to end on the succeeding Banking Day unless it would thereby end in a new calendar month in which event it shall be shortened to end on the preceding Banking Day;

(b) subject to paragraph (c) below if no election is made by the Borrower in respect of any Interest Period, the length of such Interest Period shall be 1 month;

(c) if any Interest Period determined pursuant to the foregoing provisions would extend beyond the Maturity Date, such Interest Period shall be shortened to end on the Maturity Date; and

(d) if any Interest Period selected by the Borrower would otherwise extend beyond the next following Reduction Date, the Loan shall, to the extent necessary to make the applicable reduction pursuant to Clause 8.2 below, be divided into separate parts such that there shall be a part equal to the amount of principal to be repaid on the Reduction Date having an Interest Period ending on such date and a part equal to the balance of the Loan with the Interest Period selected by the Borrower.

7.2 The Borrower shall pay interest on the Loan or the relevant Tranche in arrears on each Interest Payment Date at the annual rate which is conclusively certified by the Agent to be the aggregate of the Margin and LIBOR or, as the case may be, EURIBOR or CIBOR.

7.3 The Agent shall give notice to the Borrower and each Bank of each interest rate fixed on the Quotation Date for the relevant Interest Period, which notice shall, in the absence of manifest error, be conclusive.

8. REPAYMENT

8.1 Each Tranche is, subject to the terms of Clause 2.4 above, due and repayable on its respective Interest Payment Date.

8.2 The Commitment shall be automatically reduced by USD 15,000,000 on each of the Reduction Dates.

8.3 The Loan, and any other amounts outstanding hereunder, shall be repaid on the Maturity Date.

9. PREPAYMENT

9.1 The Borrower may prepay the Loan without penalty in whole or in part in a minimum amount equal to USD 5,000,000 or in multiples of USD 1,000,000 on any Interest Payment Date subject to the Agent having received not less than 5 Banking Days prior to such date irrevocable written notice of the amount to be prepaid.

9.2 The Borrower shall prepay the Loan in whole immediately upon receipt of funds following closing of the Generic Drug Unit Transaction, such closing to take place on or before 16 April 2006.

9.3 To the extent that the closing of the Generic Drug Unit Transaction does not take place as set forth in Clause 9.2 above or becomes cancelled or terminated for any reason, the Loan shall forthwith upon such situation occurring and in no event later than 15 days thereafter be reduced to USD 75,000,000 through extraordinary downpayment of the principal Loan. In such event Clause 10.3 below shall apply.

9.4 Any sum prepaid after the Term Date may not be redrawn by the Borrower.

9.5 Any costs incurred following a prepayment made on a day other than an Interest Payment Date shall be compensated in accordance with Clause 13.5 below.

10. REPRESENTATIONS, UNDERTAKINGS AND SECURITY

10.1 The Borrower represents to the Agent and the Banks that:

(a) it is duly formed and validly existing under the laws of Denmark and has the power and has obtained all necessary consents for the execution and performance of this Agreement and the Security Documents to which it is a party;

(b) this Agreement constitutes and those of the Security Documents to which it is a party will upon execution constitute valid, binding and enforceable obligations of the Borrower, and the execution and performance of this Agreement and such Security Documents do not and will not contravene any applicable law, order, regulation or restriction of any kind, including contractual restrictions, binding on the Borrower;

(c) it is not in material breach of any applicable law, it is not in default, actually or potentially, under any material agreement to which it is a party, nor is it in default in respect of any material financial commitment or obligation;

(d) no material proceedings (including without limitation administrative or arbitration proceedings) are current, pending or threatened, which if adversely determined might reasonably be expected to have a material adverse effect, other than those disclosed to the Agent;

(e) no action has been started or threatened for bankruptcy, liquidation, dissolution or any insolvency proceedings; and

(f) it has provided the Guarantor with all material information relating to this Agreement and the Security Documents, including the content of Clause 14.

10.2 The Borrower undertakes to the Agent and the Banks that so long as any amount is outstanding hereunder:

(a) it will promptly inform the Agent on behalf of the Banks of any occurrence of which it becomes aware which in its reasonable opinion might adversely affect its ability to perform its obligations hereunder or under any Security Document or constitute an Event of Default;

(b) it will deliver to the Agent for distribution to the Banks copies of (i) its annual audited accounts not later than 120 days after the end of its financial year and the Guarantor's annual audited consolidated accounts not later than 75 days after the end of its financial year (ii) its and the Guarantor's quarterly consolidated unaudited financial statements (in respect of the Borrower, its report relating to the Business Divisions Active Pharmaceutical Ingredients and International Generics) together with a Compliance Certificate, the content of which is substantially in the form of Exhibit 4 hereto, not later than 45 days after the end of its respective financial quarter and (iii) such other financial and/or other information in relation to the Group and/or the Guarantor Group as the Agent may reasonably request;

(c) it will not, and will ensure that no other member of the Group shall not, make any further borrowings or enter into any guarantee liabilities (whether secured or unsecured) other than (i) the existing DKK 80,000,000 Overdraft Facility for the Borrower and (ii) existing and future borrowings which in aggregate does not exceed USD 10,000,000 without the prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed;

(d) it will not, and will ensure that no other member of the Group shall not, create, incur or allow to exist over any of its present or future revenues or assets any further mortgage, charge, pledge or lien, except to the extent that if security shall be provided in accordance with Clause 10.3 below, a threshold amount of USD 10,000,000 shall apply to this sub-clause (d), without the prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed;

(e) it will procure that it shall at any time be (indirectly) a wholly owned subsidiary of the Guarantor, and that neither itself nor the Guarantor will be party to any merger, demerger, consolidation or similar action, without the prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed;

(f) the Borrower shall not and shall not procure that none of its subsidiaries will, either in a single transaction or in a series of transactions, whether related or not or whether voluntary or involuntary, sell, transfer, grant or lease or otherwise dispose of any of its assets other than (i) obsolete assets, (ii) asset disposals in its ordinary course of business and (iii) assets included in the Generic Drug Unit Transaction provided always that Clause 9.2 shall apply thereto, without the prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed;

(g) the Borrower shall not and shall ensure that none of its subsidiaries shall, without the prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed, make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any other person ("Financial Support"), save for (i) existing and future Financial Support which on aggregate basis does not exceed USD 5,000,000 and (ii) Financial Support made, granted or given in the ordinary course of business, or made, granted or given by any member of the Group to or for the benefit of any member of the Group;

(h) the Borrower undertakes not to make any substantial changes to the nature of business of the Group during the life of this Facility without the prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed;

(i) it will procure that all Intra-Group Debt are subordinated to this Facility;

(j) the Borrower shall not, and shall procure that any subsidiary will not, make any acquisition of other companies or the assets of other companies (excluded herefrom the acquisition of a Vancomycin purification and final handling facility located in China from Zhejiang Hisun Pharmaceutical Co., Ltd., Taizhou City, Zeijang, China for an acquisition cost of approximately USD 10.000.000), the value of which in aggregate exceeds USD 10,000,000, without prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed;

(k) it will procure that capital expenditures of the Group shall not exceed USD 15,000,000 per year (excluded herefrom the Chinese acquisition as described in sub-clause (j) above) without prior written consent of the Agent on behalf of the Majority Banks, such consent not to be unreasonably withheld or delayed;

(l) it will procure that its Net Interest Bearing Debt/EBITDA does not exceed 3.5/1 on a 12 months rolling basis as reported to the Agent quarterly in a Compliance Certificate, the content of which is substantially in the form of Exhibit 4 hereto;

(m) it will procure that its equity capital (which shall include Intra-Group Debt) at any time hereunder exceeds 35 % of its total assets.

10.3 Following an eventual cancellation or non-performance of the Generic Drug Unit Transaction, the Borrower shall promptly, upon receipt of notice to that effect from the Agent, arrange for the following security to be established in an amount to be agreed between the Agent and the Borrower and in form and content satisfactory to the Agent:

    Security to be granted by the Borrower:
    pledge of all its shares in major subsidiaries of the Borrower to be agreed between the parties;
    fixed and floating charges of its plants and machinery;
    Security to be granted by Alpharma AS:
    fixed and floating charges over its plants, machinery, inventory and accounts receivable;

(c) Security to be granted by Norgesplaster AS:
    fixed and floating charges over its assets ("driftstilbehør").

11. CHANGES IN CIRCUMSTANCES

11.1 If by reason of: (i) changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any governmental authority, or (iv) compliance with any directive or request from any governmental authority (whether or not having the force of law):

(a) any of the Banks incurs a cost as a result of its having entered into this Agreement and/or performing its obligations hereunder; or

(b) there is an increase in the cost to any of the Banks of maintaining or funding its portion of the Commitment, the Loan or any advances hereunder; or

(c) any of the Banks becomes liable for any new taxes (other than on net income) calculated by reference to the Commitment or the Loan; or

(d) any of the Banks becomes subject to any new or modified capital adequacy or similar requirements which will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on such Bank's obligations hereunder; or

(e) any of the Banks' effective return hereunder is reduced in any other manner;

then any such cost, liability or reduction of return as referred to in the preceding paragraphs (a) - (e) shall be payable by the Borrower upon request by the Agent either in the form of an increased margin or in the form of an indemnification. The relevant Bank shall via the Agent give the Borrower notice within a reasonable time of its intention to claim compensation under this Clause 11.1 and shall specify the form and amount of such compensation. The relevant Bank's determination of the amount of compensation to be made under this Clause 11.1 shall, absent manifest error, be conclusive. The Borrower shall be entitled to prepay such Bank's portion of the Loan in accordance with Clause 9 at any time following receipt of notice from the Agent as aforesaid on giving not less than 7 Banking Days' irrevocable written notice. In such event the Borrower shall nevertheless compensate such Bank for such requested indemnification for the period up to and including the date of prepayment.

11.2 In the event that it shall be unlawful for any Bank to make available its portion of the Commitment or maintain or fund its portion of the Loan hereunder then such Bank's obligations shall terminate and all amounts owing by the Borrower to such Bank shall become due and payable no later than 10 days after receipt by the Borrower of a written demand from such Bank through the Agent.

11.3 Neither the Agent nor any Bank shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from the action or inaction or purported action of any government or other authority or any strike, lockout, boycott, blockade, or war affecting the Bank.

11.4 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

12. FEES AND EXPENSES

12.1 The Borrower shall pay to the Agent:

(a) for the account of the Agent, on the first Drawdown Date, or if earlier, the date falling 5 Banking Days after the date hereof, an arrangement fee of 1.5 % flat of the Commitment;

(b) for the account of the Banks, a commitment fee in USD in respect of the undrawn part of the Commitment for the period from the date hereof (for each Bank from the date when such Bank was committed, as the case may be) up to and including the Term Date, of 40 % of the Margin calculated on the daily average undrawn amount of the Commitment, such fee to be payable quarterly in arrears commencing on the date hereof and finally on the last day of such period as aforesaid;

(c) on the first Drawdown Date or, if later, the date upon which an additional bank or financial institution participates in the Facility and on each anniversary thereof while any amount is outstanding hereunder and more than one bank or financial institution is participating in the Facility, an annual agency fee for the Agent of USD 2,500 payable in advance;

(d) upon demand, all expenses (including internal and external legal fees of the Agent) incurred by the Agent in connection with the preparation, execution or termination of this Agreement and any other documents delivered pursuant to this Agreement or incurred by the Agent and the Banks in connection with the preservation or enforcement of any rights hereunder and thereunder.

12.2 The obligations of the Borrower in Clause 12.1 (d) above shall survive the final Repayment Date.

13. PAYMENTS

13.1 In the event that the date on which a payment is due to be made hereunder is not a Banking Day, such date of payment shall be the following Banking Day unless it would thereby fall in a new calendar month in which event it shall be the preceding Banking Day.

13.2 In the event that any payment to be made hereunder by the Borrower to any Bank is not received by the Agent on the due date therefore, interest will be charged by such Bank from the due date until the date that payment is received at a rate which is equal to the aggregate of (i) the Margin (ii) a default funding charge of 2 % per annum and (iii) the rate at which deposits from one Banking Day to the next in an amount approximately equal to the defaulted amount due to such Bank are offered to such Bank in the London interbank market at approximately 11:00 a.m. London time on the due date for payment and on each succeeding Banking Day until payment in full of the amount due is received by such Bank; provided that if the Agent determines that such default may be reasonably expected to continue unheeded for a period exceeding one week then it may require by notice to the Borrower that the funding cost shall be determined by reference to the rate at which deposits are offered as aforesaid for periods of such length (not exceeding three months) as it may designate. Interest charged under this Clause 13.2 shall be payable on demand and unless so paid shall be added to the defaulted amount at the end of each month following the due date for payment of such amount.

13.3 All payments to be made by the Borrower hereunder shall be made without set-off or counterclaim.

13.4 All payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for or on account of any present or future Taxes of any nature now or hereafter imposed unless the Borrower is compelled by law to make payment subject to any such Taxes. In that event the Borrower shall (i) pay to the Agent for account of the Banks such additional amounts as may be necessary to ensure that the Banks receive a net amount equal to that which they would have received had such payment not been made subject to any Taxes, and (ii) deliver to the Agent within 10 Banking Days of any request by it an official receipt in respect of the payment of any Taxes so deducted.

13.5 If any amount of principal is, for any reason whatsoever, repaid on a day other than the last day of the then current Interest Period relating to such amount, the Borrower shall pay to the Agent for account of the Banks on request such amount as may be necessary to compensate the Banks for any loss or premium or penalty incurred by them in respect of the liquidation or re-employment of funds borrowed for the purpose of maintaining the amount repaid.

13.6 If the Agent pays any amount to a Bank or the Borrower which has not but ought to have been paid to it by the Borrower or a Bank (as the case may be) then unless such amount is paid within 3 Banking Days of the due date such Bank or the Borrower (as the case may be) shall refund such amount to the Agent on demand. At the time such amount is paid or refunded the person paying the same shall also pay interest to the Agent on such amount at such rate per annum as reflects the cost to the Agent of funding such amount during the period from the time when such amount ought to have been paid to the time when such amount was actually paid, provided, however, that this shall not reduce the obligations of the Borrower according to Clause 13.2 above.

13.7 Interest, commitment fee and any other payments hereunder of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360 day year, or in any case where market practice differs, in accordance with market practice.

14. EVENTS OF DEFAULT

14.1 The obligations of the Banks hereunder shall terminate forthwith and any amount outstanding shall become immediately due and payable together with interest thereon and the Banks may exchange all or part of any outstanding amounts hereunder to a currency (or a combination of currencies) elected by the Majority Banks in their sole discretion and/or enforce their rights under this Agreement and the Security Documents in the manner and order they deem appropriate, if any of the following events occurs and is continuing and the Agent, upon the instruction of the Majority Banks, gives notice to the Borrower:

(a) if the Borrower fails to pay any sum due hereunder on the due date unless such failure is caused by technical or administrative error in which case a remedy period of 5 Banking Days shall apply; or

(b) if the Borrower defaults in the due performance or observance of any term or covenant contained herein or in any Security Document and such default continues unremedied for a period of 20 Banking Days after the Agent has given to the Borrower notice of such default; or

(c) if any representation or undertaking made by the Borrower in this Agreement or in any notice, certificate or statement delivered or made pursuant hereto proves to have been inaccurate or misleading in any material respect when made; or

(d) if any indebtedness in respect of borrowed money or guarantee liabilities of the Borrower is not paid when due or becomes due prior to the specified payment date by reason of default and such default continues unremedied for a period of more than 5 Banking Days, provided that all such indebtedness or liability aggregates to more than USD 10,000,000 or the equivalent in other currencies; or

(e) if a distress or other execution is levied upon or against any substantial part of the assets of the Borrower and is not discharged within 30 days; or

(f) if the Borrower is unable or admits in writing its inability to pay its lawful debts as they mature, or makes a general assignment for the benefit of its creditors; or

(g) if any proceedings are commenced in or any order or judgment is given by any court for the liquidation, winding-up or reorganisation of the Borrower or for the appointment of a receiver, trustee or liquidator of the Borrower or all or any part of its assets (save for the purpose of amalgamation or reorganisation not involving insolvency the terms of which shall have received the prior written approval of the Agent on behalf of the Majority Banks); or

(h) if the Borrower ceases or threatens to cease to carry on its business or disposes or threatens to dispose of a substantial part of its assets (other than under or as a part of the Generic Drug Unit Transaction) or the same are seized or appropriated for any reason; or

(i) if any Security Document ceases to be in full force and effect unless remedied within 5 Banking Days; or

(j) if any consent required for the performance by the Borrower of its obligations hereunder or by the Guarantor of its obligations under the Guarantee is revoked or is otherwise modified in a manner unacceptable to the Agent; or

(k) if the Borrower at any time ceases to be (indirectly) a wholly owned subsidiary of the Guarantor, without the prior written approval of the Agent on behalf of the Banks; or

(l) if a situation arises which, in the opinion of the Majority Banks, may prevent fulfilment by the Borrower of its obligations hereunder or by the Guarantor of its obligations under the Guarantee.

14.2 Clause 14.1 (d) - (h) shall also apply with respect to the Group and the Guarantor Group.

15. TRANSFER

15.1 Any Bank may transfer all or part of its participation in the Facility to any other bank or financial institution by giving not less than 10 Banking Days' prior written notice to the Agent, which shall promptly notify the Borrower. Such transfer is subject to prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, unless the transfer is to another Bank or affiliate of a Bank in which case no such consent is required. The Borrower shall be deemed to have given such consent if no express refusal is received by the Agent within 5 Banking Days after receipt by the Borrower of such notice. In event of transfer references herein to such Bank shall be construed as references to its transferee or transferees to the extent necessary.

16. AGENCY

16.1 Each Bank authorises the Agent to take such action on its behalf and to exercise such powers as are specifically delegated to it by the terms hereof together with all such powers as are reasonably incidental thereto. The relationship between the Agent and each Bank is that of agent and principal only, and nothing herein shall impose on the Agent any duties or obligations other than those for which express provision is made herein.

16.2 Except as expressly provided herein the Agent shall distribute promptly to the Banks all sums received from the Borrower rateably in proportion to the amount of each Bank's participation in the Facility.

16.3 The Agent will promptly advise each Bank of any notice received by it from the Borrower hereunder. The Agent shall not be under any obligation towards any Bank to ascertain or enquire as to the performance or observance of any of the terms or conditions hereof or of the Security Documents to be performed or observed by any other party hereto or thereto.

16.4 Each Bank shall indemnify, to the extent not reimbursed by the Borrower, the Agent rateably according to the amount of its participation in the Facility against any loss, expenses (including legal fees) or liability (except such as results from the Agent's own gross negligence or wilful misconduct), which the Agent may suffer or incur in connection with the implementation, administration or enforcement of this Agreement or any Security Document.

16.5 In performing its duties and exercising its powers hereunder the Agent will be entitled to rely on (i) any communication believed by it to be genuine and to have been sent or signed by the person by whom it purports to have been sent and signed and (ii) the opinions and statements of any professional advisers selected by it in connection herewith, and the Agent shall not be liable to any other party hereto for any consequence of any such reliance.

16.6 The Agent takes no responsibility for the truth of any representations made herein nor for the adequacy or enforceability of this Agreement and neither the Agent (except in the case of gross negligence or wilful misconduct) nor any of its directors, officers or employees shall be liable for any action taken or omitted by it or by any of them.

16.7 Notwithstanding the agency hereinbefore constituted, the Agent may without liability to account therefore make loans to, accept deposits from and generally engage in any kind of banking or other business with the Borrower. The Agent and each Bank shall have the right (but no obligation) to set-off any claim it has against the Borrower towards any claim the Borrower has against the Agent or such Bank, irrespective of such claims being nominated in different currencies or if the claims have not yet fallen due. If any Bank shall at any time receive payment (whether by set-off, counterclaim or otherwise) and the result thereof is that it receives an amount which is greater in proportion to its participation than the amount received by any other Bank in proportion to such Bank's participation, then the receiving Bank shall, through the Agent, distribute such payment among the Banks in proportion to their pro rata participations in the Loan.

16.8 Each Bank acknowledges that it has taken and will take such independent action and make such investigations as it deems necessary to inform itself as to the financial condition and affairs of the Borrower. Each Bank shall be responsible for making its own assessment of the financial condition and affairs of the Borrower in connection with the making and continuance of the Loan and has made its own appraisal of the creditworthiness of the Borrower.

16.9 The Agent may grant waivers and consents, vary the terms of this Agreement and do or omit to do all such acts and things in connection with this Agreement as may be authorised in writing by the Majority Banks or if specifically designated in a relevant term of this Agreement, all the Banks. Any such waiver, consent, variation, act or omission so authorised and effected by the Agent shall be binding on all the Banks and the Agent shall be under no liability whatsoever in respect thereof, except that the prior written agreement of all of the Banks shall be required to authorise (i) any change in any rate at which interest is payable under or in connection with this Agreement, (ii) any extension of the date for or alteration in the amount or currency of, any payment of principal, interest, commitment fee or other amount payable under or in connection with this Agreement, (iii) any increase in any Bank's obligations under Clause 2, (iv) any release of security interests provided hereunder , (v) any variation of the definition of Majority Banks, or (vi) any variation of the terms of this Clause 16.9.

16.10 The Agent may resign (without reason) its appointment at any time by giving a 30 days' prior written notice to the parties hereto. The resignation shall only become effective upon the appointment of a new agent. The Agent may appoint a new agent among any reputable and experienced finance institution. Upon the appointment of a new agent, such new agent shall assume all rights and obligations from such time designated by the Agent, and the Agent shall from such time be discharged from any further obligations hereunder.

17. NOTICES AND TIME

17.1 Every notice under this Agreement shall be in writing and may be given or made by letter or telefax. Communications hereunder shall be addressed as follows:-

(a) if to the Agent, at N-0021 Oslo, Norway
telefax no. +47 22 31 86 43
Attention: Loan Administration;

(b) if to the Borrower, at P.O. Box 1736, 2300 Copenhagen S, Denmark

Attention Financial Treasury
telefax no. + 47 22 52 91 50
with a copy to legal dept. a.p.i. division
telefax no. + 45 32 64 55 02

(c) if to the Banks, at their respective addresses listed in Exhibit 1 hereto;

or to such other address as one party may hereafter notify to the other parties.

17.2 Communications sent by letter or telefax shall be effective upon receipt. Any communication by telefax from the Borrower to the Agent or vice versa shall be confirmed by letter if so requested by the Agent.

17.3 No failure or delay on the part of the Agent or the Banks to exercise any power or right under this Agreement or the Security Documents shall operate as a waiver thereof or of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

18. GOVERNING LAW AND JURISDICTION

18.1 This Agreement shall be governed by and construed in accordance with Norwegian law.

18.2 The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be elected by the Agent.

The Borrower

ALPHARMA ApS

By /s/ Carl-Aake Carlsson
Name in block letters: Carl-Aake Carlsson
Title: Executive Vice President

The Banks

p.p. DnB NOR BANK ASA

By: Berif Henriksen

Name in block letters: Berif Henriksen

Title: Head of Division..............

The Agent

p.p. DnB NOR BANK ASA

By: Berif Henriksen

Name in block letters: Berif Henriksen

Title: Head of Division..............